Exhibit 14(b)

                           FOUR YEAR LEASE AGREEMENT


    THIS LEASE AGREEMENT ("Lease") is made and entered into as of this 3rd day of June, 2004 by and between 110 Richards Avenue, LLC having a place of business c/o JOAN A. SCHORSCH, 551 East 86th Street, New York, New York 10028, hereinafter referred to as "Landlord," and TRANS-LUX CORPORATION, having an office at 110 Richards Avenue, Norwalk, CT 06854, hereinafter referred to as "Tenant."

                             W I T N E S S E T H :

    Tenant has this day conveyed to Landlord the land ("Land") and the building ("Building") and other improvements on the Land collectively, the "Property", having the address 110 Richards Avenue, Norwalk, CT pursuant to an Agreement of Purchase and Sale (the "Agreement") dated as of April 6th, 2004 and Landlord has agreed in the Agreement that Tenant may remain in occupancy as tenant of the Property on the terms and conditions hereinafter set forth.

    NOW, THEREFORE in consideration of the foregoing and other good and valuable consideration each in hand paid to the other, Landlord and Tenant hereby covenant and agree as follows:

    1.  DEMISE; PREMISES

    1.01 Landlord leases to Tenant and Tenant leases from Landord, the entire Land as more particularly described in Exhibit A and the Building and other improvements now or hereafter located thereon (all of the foregoing hereinafter referred to as the "Property" the "Retained Area or the "demised premises") subject to those matters ("Permitted Encumbrances") set forth on Exhibit B attached hereto and part hereof.


    2.  TERM AND RENT

    2.01 Term: The Term ("Term") of this Lease will commence on the date hereof, ("Commencement Date") and, shall expire on the day which immediately precedes the fourth (4th) annual anniversary of the Commencement Date ("Expiration Date") unless sooner terminated under the provisions of this Lease. The Term "Lease Year" means a twelve (12) month period beginning on the Commencement Date or the annual anniversary thereof, and ending on the day prior to the annual anniversary of the Commencement Date.

    2.02. Rent (a) Tenant shall pay to Landlord without deduction or offset, or notice or demand, except as otherwise expressly provided for herein, rent for the demised premises in lawful currency of the United States of America at the office of Landlord, as designated from time to time in writing by Landlord.
Such rent shall consist of "Base Rent" and "Additional Rent" (as such terms are hereinafter defined). Base Rent shall be paid to Landlord by Tenant in advance in monthly installments on the first day of the calendar month for which Base Rent is due except that the monthly installment for the first month or partial month of the Term shall be paid by Tenant upon execution of this Lease. Additional Rental shall be payable in accordance with Paragraph 2.03 hereof.
All payments required to be made by Tenant hereunder including, without limitation, Base Rent, Additional Rent, Real Estate Taxes and Operating Costs are sometimes hereinafter collectively referred to as "Rent".

    (b) The Base Rent payable hereunder shall be at the annual rate of Four Hundred Ninety Five Thousand ($495,000) Dollars or Forty One Thousand Two Hundred Fifty ($41,250.00) Dollars a month and one payment (estimated at $95,000 to be finalized at or before Closing based on the interest rate in the Purchase Money Note) due on May 15 of each Lease Year during the Term.

    (c) Net Rent Except as specifically provided otherwise in this Lease, the Base Rent shall be absolutely net to Landlord and shall be paid free of any charges, assessments, impositions or deductions of any kind and without abatement or set-off: that is, except as otherwise expressly provided in this Lease, all costs, expenses and obligations of every kind related to the demised premises, whether known or unknown, foreseen or unforeseen including but not limited to, maintenance, repairs, reconstruction, taxes (except income taxes, franchise taxes, estate taxes, inheritance taxes or other taxes on income or wealth generally, to the extent hereinafter provided), general and special assessments, insurance, impositions or charges imposed and all utilities shall be paid by and at the sole cost and expense of Tenant. Notwithstanding the foregoing, in the event Landlord, as Maker and Mortgagor under the Purchase Money Note and Purchase Money Mortgage Deed given by Landlord as part of the consideration for the purchase of the Property from Tenant, shall not make the annual payment of interest due thereunder for fifteen (15) days after the date when due, provided Tenant is not then in default hereunder, Tenant may offset such unpaid interest against the Base Rent hereunder or in the case of default in such interest payment with respect to the payment due on May 31, 2008 Tenant may apply the unpaid interest amount against the Base Rent under the Three Year Lease. Under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind or be under any other obligation or liability under this Lease, except as otherwise expressly provided in this Lease. Tenant shall indemnify Landlord and hold the Landlord harmless from and against all of the foregoing costs, expenses and obligations.

    (d) Real Estate Taxes. In amplification but not in limitation of the foregoing, Tenant covenants and agrees to pay during the Term, as additional rent, without set-off or deduction, all of the items included within "Real Estate Taxes", as hereinafter defined for each and every such fiscal year or portion thereof thereafter during the Term. "Real Estate Taxes" shall be defined as including the following items: (a) real estate taxes, including any late fees, penalties and interest for late payment thereof, (b) assessments (including, without limitation, assessments for public improvements or benefits whether or not commenced or completed during the Term), (c) water charges and/or sewer rents, which may be assessed, levied, confirmed or imposed on or in respect of, or be a lien upon, the Land and/or Building thereon of which the demised premises are a part, and (d) any tax assessment levied, assessed or imposed against such Land and/or Building or the rents or profits therefrom to the extent that the same shall be in lieu of all or any portion of any item hereinabove set forth. If, by virtue of any application or proceeding brought by or in behalf of Landlord, there shall be a reduction of the assessed valuation of the Land and/or Building containing the demised premises for any fiscal year which affects the Real Estate Taxes, or part thereof, for which additional rent has been paid by Tenant pursuant to this Article, such additional rent payment shall be recomputed on the basis of any such reduction less any expenses, including but not limited to, reasonable attorney's fees and disbursements, and fees and disbursements of experts, incurred by Landlord in connection with said application or proceeding and Landlord will credit against the next accruing installments of rent due under this Lease or promptly reimburse Tenant after the Expiration Date.

    (e) In addition to Base Rent and Real Estate Taxes, Tenant shall pay during the Term, for all ordinary and necessary maintenance and repair, cleaning, security services, electricity, heating, air conditioning, plumbing and ventilation expenses, snow and sand removal, refuse and rubbish removal and other such costs incurred in connection with the Land and the Building including the common areas of the Building, which costs are expensed and not capitalized in accordance with generally accepted accounting principles except that Tenant shall be responsible for all repairs even if required to be capitalized except as provided below (all the foregoing and without limitation to the specified particulars referred to as "Operating Costs"). The term "Operating Costs" shall not include: the cost of restoring the Building or any part thereof or of other improvements on the Property that may be damaged or destroyed by a casualty; the cost of repairs or replacements covered by contractor or materialmen warranties or guaranties or the cost of replacements which are capital in nature including, but not limited to, replacements to the roof of the Building or replacement to all or parts of the h.v. a/c systems except to the extent that any of the foregoing is due to any intentional act, negligence or wrongful use thereof by Tenant; or ground rent on a prior lease entered into by Landlord. Landlord shall be required to perform replacements which are capital in nature unless due to any intentional act, negligence of wrongful act by Tenant. If repairs of a capital nature are required, Tenant may elect not to perform them unless (1) such repair is required due to any intentional act, negligence or wrongful use thereof by Tenant or any subtenant, or (2) Landlord is required to do so under any leases or subleases existing as of the date of this Lease. Notwithstanding the foregoing, if Landlord elects to perform replacements or elects to perform such repairs of a capital nature, Tenant shall pay to Landlord as Rent a pro rata portion of the costs for same based on the remaining Term of this Lease and the life expectancy of the repair or replacement (e.g. if, at the time Landlord elects to replace an h.v. a/c unit, the remaining term of this Lease is 2 years, and the life expectancy of the new unit is 10 years, Tenant shall pay 2/10 or 20% of the cost of such replacement) in monthly installments over the remaining Term.

    (f) Base Rent will be adjusted for any partial calendar month in which the Commencement Date or Termination Date occurs and thereafter each monthly installment of Base Rent shall be due on the first day of each calendar month.

    2.03 Additional Rent: Any and all other payments due hereunder in addition to those payments constituting Base Rent, Real Estate Taxes or Operating Costs hereunder, and all taxes, charges, costs and expenses including, without limitation, reasonable attorney's fees and disbursements, which the Tenant is required to pay hereunder, and all damages, costs, and expenses which the Landlord may incur by reason of any default of the Tenant or failure on the Tenant's part to comply with the terms of this Lease, shall be deemed to be additional rent ("Additional Rent") shall be paid by Tenant within thirty (30) days of the rendition of a bill or statement thereof by Landlord and, in the event of nonpayment by the Tenant, the Landlord shall have all the rights and remedies with respect thereto as the Landlord has for the nonpayment of Base Rent.

    2.04 Proration of Rent Tenant shall provide information and documentation to Landlord substantiating the amounts, and evidencing the timely payment of Operating Costs and Real Estate Taxes which shall be prorated for any portion thereof before the Commencement Date and after the Expiration Date.


    3.  REDUCTION OF USED AREA OF THE DEMISED PREMISES BY TENANT

    3.01 On or before the expiration of the second Lease Year, Tenant shall remove itself from all space used by it in the Building except for 25,000 square feet of office space and 30,000 square feet of manufacturing/warehouse space as identified approximately on the floor plan annexed hereto as Exhibit C, "Tenant's Area of Use during Lease Years Three and Four." Notwithstanding such reduction of area used by Tenant, this Lease shall continue in full force and effect to the entire property. Tenant shall sublet vacant portions of the Building at any time during the Term as set forth in Article 10.

    4.  ACCEPTANCE OF DEMISED PREMISES

    4.01 Tenant accepts the demised premises "as is", without any abatement for rent.

    5.  USE OF DEMISED PREMISES, COMPLIANCE WITH LEGAL REQUIREMENTS

    5.01 (a) The demised premises shall be used and occupied for the business of Tenant and permitted subtenants constituting offices, manufacturing and warehouse use, engineering space, showroom and other uses as permitted by applicable law. Notwithstanding anything to the contrary contained in this Lease, Tenant is obligated to pay Rent during the Term of this Lease notwithstanding any existing, continuing or future violations, including, but not limited to, as to use of the Property, of the Norwalk Building Zoning Regulations.

    (b) Nothing contained in this Lease and no action or inaction by Landlord has granted to Tenant any right, power or permission to create, give rise to, or be the foundation for, any mechanics lien, charge or other encumbrance upon the estate of Landlord in the demised premises and Tenant shall promptly pay for any work done by or on behalf of Tenant so that no such charge or lien shall be created and shall keep the demised premises at all times free and clear of all liens for labor or materials furnished by or on behalf of Tenant. Notwithstanding the foregoing, if, in the making of any improvements, repairs, replacements, alterations, installations, and/or changes in or upon the demised premises as permitted hereunder by Tenant, any mechanic's or other lien or order for the payment of money shall be filed against the Building, the demised premises or against Landlord as fee owner by reason thereof, Tenant shall remove same, by payment, bond or otherwise, at the election and expense of Tenant, within thirty (30) days of Tenant receiving notice. Tenant shall also defend Landlord, at Tenant's sole cost and expense, from and against any action, suit or proceeding which may be brought thereon or for the enforcement of such lien, liens, or orders, and Tenant will pay any damages and discharge any judgment entered therein and save Landlord harmless from and indemnify it against any claim, damage or costs, including reasonable attorneys' fees, and disbursements resulting therefrom.

    6.  REPAIRS AND MAINTENANCE.

    6.01 Tenant shall, at its sole cost and expense, keep, maintain and take good care of the demised premises and make necessary repairs thereto, including repairs of a capital nature, as shall be necessary to maintain the demised premises in the same condition as at or on the Commencement Date, ordinary wear and tear excepted. Except as provided in Paragraph 2.02(e) hereof, Tenant shall not be obligated to make any capital, structural or HVAC replacements except at Tenant's option unless due to Tenant's negligent or wrongful use thereof or any intentional wrongful act of Tenant. To the extent that any capital, structural or HVAC, plumbing or electrical replacements are required, and Tenant has elected not to make them, Tenant shall notify Landlord thereof and Landlord, shall proceed to make such replacements or to cause such replacements to be made and Landlord shall pay the cost thereof, subject, however, to Tenant's obligation to pay to Landlord as Additional Rent a pro rata share of the costs of replacement as provided in Paragraph 2.02(e) hereof. At the end of the Term or other termination of this Lease, Tenant shall deliver the demised premises with all improvements thereon in substantially the same condition as when received on the Commencement Date, in good condition, ordinary wear and tear excepted, subject to the provisions herein contained with respect to condemnation and casualty.

    6.02 Tenant shall have no obligation to alter, remodel, improve, repair, decorate or paint the demised premises or any part thereof and shall not be liable for any failure to do so except as specifically provided herein.


    7.  SIGNS.

    7.01 Existing signs will be maintained and/or replaced or removed by Tenant. All signs must conform with applicable laws and other restrictions applicable to the demised premises.

    8.  INSURANCE AND INDEMNITY.

    8.01 Insurance: (a) Tenant agrees to maintain and keep in effect at its sole cost and expense the following insurance policies placed with companies qualified to do business in the State of Connecticut with respect to the demised premises: (1) all-risk property casualty insurance for and in the name of Tenant and Landlord and any mortgagee, as additional loss payees, covering the Building and any other improvements on the Land in an amount not less than $8,000,000 of the "replacement cost" thereof (other than foundations and footings) (without deduction for physical depreciation), and Tenant's Property (as defined hereafter) insuring against the perils of fire, lightning, extended coverage, vandalism and malicious mischief and on such other terms and conditions and types of coverage as Tenant may obtain and (2) a comprehensive general liability policy which provides coverage for a claim of not less than One Million ($1,000,000) Dollars for any one occurrence and not less than Two Million ($2,000,000) Dollars and an umbrella policy of not less than Five Million ($5,000,000) Dollars for all occurrences including, without limitation, contractual, personal injury, broad form property damage, completed operations and fire liability, which policy of insurance shall name Landlord and any mortgagee (including Tenant) as an additional insured. Tenant shall provide to Landlord copies of all proposed liability policies or certificates of insurance prior to implementation for approval by Landlord, which approval shall not be unreasonably withheld. In addition, Tenant shall provide to Landlord evidence of such insurance being in force, to satisfaction of Landlord prior to the expiration date of any prior coverage. All insurance policies and endorsements shall contain such provisions and expiration dates and be in such form and amounts and issued by such companies with a rating of "A-VII" or better as established by A.M. Best & Company's rating guide, or an equivalent rate with such other publication of a similar nature as shall be in current use. Without limiting the foregoing, each policy shall specifically provide that no act or nothing done by Tenant shall invalidate the policy as against Landlord and that any and all insurance proceeds will be payable to Landlord and Tenant as their interests may appear. The deductible on coverage of the Building and other improvements on the Land shall not exceed $20,000. All insurance proceeds for losses to Tenant's Property shall be payable to Tenant only. Certificates of such insurance showing Landlord, First Mortgagee and Mortgagee as additional loss payess as interest may appear shall be delivered to Landlord at least five
(5) business days prior to the Commencement Date of this Lease. Certificates of renewals thereof in substantially the same form as the policies previously in effect shall be delivered by Tenant to Landlord. Such certificates shall further provide that not less than thirty (30) days' prior written notice shall be given to Landlord before such policy may be canceled. Tenant shall supply Landlord with written evidence of insurance coverage required hereunder, on each anniversary of the date hereof during the term of the Lease.


    8.02. Waiver of Subrogation. Each party hereto waives any and every claim which arises or may arise in its favor against the other party hereto during the Term of this Lease or any renewal or extension thereof for any and all loss of, or damage to, any of its property located within or upon, or constituting a part of, the demised premises, which loss or damage is covered by fire and extended coverage insurance policies, to the extent that such loss or damage is recoverable under such insurance policies plus the amount of any deductible under such policies. Such mutual waivers shall be in addition to, and not in limitation or derogation of, and other waiver or release contained in this Lease with respect to any loss of, or damage to, property of the parties hereto. Inasmuch as the mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation or otherwise to an insurance company (or any other person), each party hereby agrees to give to each insurance company which has issued to it policies of all risk property casualty insurance, written notice of the terms of such mutual waivers immediately upon the commencement of this Lease, and to cause such insurance policies to be properly endorsed, if necessary, to prevent the invalidation of such insurance coverages by reason of such waivers but nothing herein contained shall require either party to make such waiver or obtain such endorsement if not permitted by its respective insurers. The foregoing release and waiver shall be in force only if both releasors' insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent, that such waiver can be obtained only by the payment of additional premiums, then the party benefiting from the waiver shall pay such premium within ten days after written demand or shall be deemed to have agreed that the party obtaining insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver of subrogation.

    9.  FIRE AND CASUALTY DAMAGE

    9.01 (a) If the demised premises should be damaged or destroyed by any peril, including, but not limited to, fire, windstorm or any other casualty, (each such occurrence, a "Casualty"), at any time during the Term, Tenant shall give prompt written notice thereof to Landlord within seven (7) days thereof and this Lease shall continue in full force and effect except as hereinafter provided.

    (b) If the Building or any part thereof occupied and actually used by Tenant in the operation of its business or sublet by Tenant to an unrelated third party is rendered partially or wholly untenantable by fire or other Casualty; and if:

    (i) the damage is estimated to cost $250,000 or more to repair, and

    (ii) such damage cannot be materially restored within 180 days after the casualty to the condition existing therein upon the occurrence of the Casualty ("Major Casualty"), then, unless Landlord is able to provide alternative or substitute space, acceptable to Tenant whether on a temporary or permanent basis (at Landlord's election), within the Building for Tenant's use within 180 days after the casualty, either Landlord or Tenant may terminate this Lease as of the date of such Casualty. In no other event may Tenant terminate this Lease as a result of a Casualty.

    Landlord and Tenant shall, within sixty (60) days after the occurrence of such Casualty, cause an independent licensed contractor or an independent licensed architect selected by Landlord and paid jointly by Landlord and Tenant to deliver a written statement to Landlord and Tenant of the date by which such contractor or architect believes the restoration of the Building (along with the restoration of all essential Building services) shall be substantially completed (the "Restoration Date") and the estimated cost. If Tenant is permitted to terminate this Lease as set forth above, Tenant shall exercise its termination option by written notice to Landlord within twenty (20) days of such determination, in the absence of which such option shall expire and be void.
For purposes hereof, the Building shall be deemed "materially restored" if it is in such condition as would not prevent or materially interfere with Tenant's beneficial use even if work remains to be done.

    (c) If this Lease is not terminated pursuant to Paragraph 9(b) in the event of a Major Casualty or in the event of a Casualty which is not a Major Casualty, then the insurance proceeds shall be delivered to Tenant and Tenant shall proceed with diligence to repair and restore the Building to the condition existing before the Casualty unless Landlord elects to repair the damage, in which event the insurance proceeds shall be delivered to Landlord and Landlord shall proceed with diligence to repair and restore the Building. In the event that Landlord's first mortgagee should not consent to Landlord's use of the insurance proceeds to repair the Building, or if Landlord should fail to complete such repairs and restoration within 180 days after the date of such damage despite estimates to that effect, Tenant may, at its option, serve notice on Landlord of its intention to terminate this Lease by delivering written notice to Landlord, and if within 60 days of the date Landlord receives such notice from Tenant, Landlord shall not have materially restored such damage, the Lease shall end on the date set forth in such notice as if the date of such notice were the date originally fixed in this Lease for the expiration of the Lease Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, acts of God, war, material or labor shortages, governmental regulation or control, or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed. In no event shall Landlord be required to rebuild, repair or replace any equipment or improvements which may have been placed in or about the demised premises by Tenant. Any insurance which may be carried by Tenant against loss or damage to its property shall be for the sole benefit of the Tenant and under its sole control. In the event the insurance proceeds are insufficient to repair, replace, restore or rebuild the damaged improvements on the demised premises, Landlord shall be responsible for any deficiency with respect thereto. In the event the insurance proceeds plus all interest are greater than needed, the excess shall be the property of Landlord and shall be retained by and/or paid to Landlord.

    (d) If the Building is to be rebuilt or repaired and is untenantable in whole or in part, the Base Rent, Real Estate Taxes and Operating Expenses during the period of such untenantability shall be equitably adjusted proportionate to tenantability, provided, however, there shall be no such adjustment if or to the extent that the part damaged is not being used by Tenant in the operation of its business, nor has such part been subleased to a third party with Landlord's consent, so that, notwithstanding such Casualty, Tenant is not suffering from any loss of rent from a subtenant. Tenant shall not otherwise be entitled to any compensation or damages for loss in the use of the whole or any part of the demised premises for the loss of business and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration provided that in carrying out such restoration or repairs when Tenant is in occupancy of part of the demised premises, such restoration or repairs are carried on in a manner so as to cause as little interference as possible to the conduct of Tenant's business.

    (e) Tenant acknowledges that Landlord will not carry insurance on Tenant's furniture, furnishings, fixtures, equipment, parts, inventory and manufactured goods ("Tenant's Property") and that Landlord will not be obligated to repair any damages thereto or replace the same.

    9.02 In the event of fire or other casualty to space which is to be occupied by Tenant after the second Lease Year under Paragraph 3.01, Landlord shall proceed to either (a) repair and restore same as promptly as possible pursuant to the provisions of Paragraph 9, or (b) if or to the extent that the part of the Building damaged is space then being actually used by Tenant in the operation of its business, Landlord may elect to provide alternative or substitute acceptable to Tenant, whether on a temporary or permanent basis (at Landlord's election), within the Building for Tenant's use within 180 days dafter the casualty, and neither party shall be entitled to terminate the Lease under Paragraph 9.01(b).

    10.  ASSIGNMENT AND SUBLEASING

    10.01 Tenant may, with the prior consent of Landlord in each instance, such consent not to be unreasonably withheld or delayed, sublet all or portions of the demised premises except as specifically provided herein. Tenant shall have the right to assign this Lease without the consent of Landlord (i) to an entity directly or indirectly owned by Tenant with a controlling interest provided that, in the event of any such assignment, Tenant shall remain and be jointly and severally with such entity liable for performing Tenant's obligations hereunder and shall indemnify and hold Landlord harmless with respect to any obligations, liability or costs incurred by Landlord with respect to any and all subtenants and (ii) to a corporation into or with which Tenant is merged or consolidated or to which substantially all of Tenant's assets are transferred, provided, in each such case, a copy of such assignment instrument shall have been delivered to Landlord not more than ten (10) days after to the effective date of any such transaction and that such assignment recites that Tenant and such corporation into which Tenant has been merged or consolidated shall remain and be jointly and severally liable hereunder after any such assignment for the remainder of any then existing Term but not thereafter. Tenant may permit any corporations or other business entities which control, are controlled by, or are under common control with Tenant including any affiliated company or subsidiary company (herein referred to as "related corporation") to occupy, as licensee, subtenant or otherwise all or part of the Premises for any of the purposes permitted to Tenant, subject however to compliance with Tenant's obligations under this Lease. Any such subletting shall not be deemed to vest in any such related corporation any right or interest in this Lease or the demised premises nor shall it relieve, release, impair or discharge any of Tenant's obligations hereunder. For the purposes hereof, (a) the term "subsidiary company" shall mean a company, not less than fifty percent (50%) of whose voting stock is owned by Tenant; and (b) the term "affiliated company" shall mean a corporation or other business entity which controls, or is controlled by, or is under common control with, Tenant. In the event the affiliate is a corporation, "control" shall be deemed to mean ownership of not less than a majority of all of the voting stock of Tenant or such corporation, as the case may be. In the event the affiliate is an entity other than a corporation, "control" shall be deemed to mean ownership of not less than a majority of all of the legal and equitable interest in Tenant or any other business entity, as the case may be. Any such assignment and any subletting or renewal with an "Affiliated Company" shall be conditioned upon: (a) Tenant, prior to said assignment delivering to Landlord written notice of same together with evidence that said assignee is a related corporation or affiliated company; (b) prior to any subletting, providing Landlord with a copy of the proposed Lease for review to ensure it is in compliance with the terms hereof; (c) any such assignee assuming and undertaking to perform all of the terms of this Lease on the part of Tenant to be performed (although Tenant shall not be released and shall remain liable hereunder) and delivering written acknowledgement thereof acceptable to Landlord; and (d) all future subleases provide covenants by the subtenant that the subtenant will refrain from doing anything that would cause Tenant to be in default under this Lease. Copies of all subleases, amendments or assignments shall be promptly furnished to Landlord within seven (7) business days after the execution and delivery of the same by the parties thereto.

    11.  CONDEMNATION

    11.01 (a) Subject to the provisions of any mortgage which shall govern and control if different from the provisions of this Article, should the demised premises or any part thereof be taken by condemnation at any time during the term of this Lease, the entire award attributable to the ownership interest of Landlord, including severance damages, shall be payable to Landlord, and Tenant shall not participate therein except as hereinafter expressly provided. If the whole of the Premises shall be so taken or condemned or if all of the Building is condemned, then this Lease shall terminate as of the day of the vesting of title in the condemning agency or as of the day possession shall be taken, whichever is earlier, and the Rent shall be equitably apportioned as of the date of such termination.

    (b) Notwithstanding the foregoing in the event of either a complete or partial Condemnation, Tenant shall have the right to seek an award from the condemnor for damages to or removal of Tenant's Property moving expenses and for value of the terminated lease.

    12.  DEFAULT BY TENANT AND LANDLORD'S REMEDIES

    12.01 The following events which are continuing shall be deemed to be Events of Default under this Lease:

    (a) If Tenant shall fail: (i) to pay Rent or any other sum to be paid by Tenant hereunder within ten (10) days after delivery of written notice from Landlord that the same is due and payable, or (ii) to comply with any of the other terms, covenants, conditions or obligations of this Lease within thirty
(30) days after written notice from Landlord, or in the case of a default which cannot be cured within a said 30 day period, provided said cure has been commenced and is being diligently pursued during that initial period, the time within which to cure shall be extended for such period as may be necessary or
(b) if Tenant shall file a petition in bankruptcy, make an assignment for the benefit of creditors, take advantage of any insolvency act, or be involuntarily placed in bankruptcy and such action is not dismissed within one hundred twenty
(120) days, then and in any of such cases, Landlord may, if it so elects, at any time any such case is continuing, terminate this Lease, upon giving to Tenant notice in writing of its intention to do so. Upon the giving of such notice, this Lease shall terminate on the date fixed in such notice.

    (b) If an Event of Default is continuing, Landlord, in addition to any other remedy available to Landlord under this Lease or available under law or in equity (all of which remedies shall be distinct, separate and cumulative), at Landlord's option, shall have the right to, with or without terminating this Lease, re-enter the demised premises by judicial order take possession thereof and expel the Tenant and persons claiming under or through Tenant and re-possess the same and remove any tangible personal property or effects, all without liability for prosecution or damage, or Landlord may immediately upon the giving of written notice to Tenant, terminate this Lease and all of Tenant's rights hereunder and Tenant's right to possession of the Premises and the Lease shall thereupon be terminated. All such property removed may be stored in a public warehouse or elsewhere at the cost of and for the account of Tenant for such period of time as may be required by applicable law after which time Landlord may dispose of such property in accordance with applicable law. No re-entry or taking possession of the demised premises by Landlord pursuant hereto shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. In the event of such re-entry by Landlord, Tenant nevertheless agrees to remain answerable for any and all damages Landlord may sustain by such recovery.

    12.02 In case of any default followed by lawful re-entry, expiration, termination and/or dispossession, (a) the Rent, including Additional Rent due hereunder and all costs related thereto shall become due thereupon and be paid up through the time of such re-entry, expiration, termination and/or dispossession; and (b) Landlord may, without releasing Tenant, re-let the premises, for a term or terms, which may at Landlord's option, be less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may charge a different rent therefor, and Tenant or the legal representatives of Tenant shall remain liable to Landlord as damages for the failure of Tenant to observe and perform said Tenant's covenants herein contained, for any deficiency between the Rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rent collected on account of the subsequent lease or leases of the Premises for each month of the period which would otherwise have constituted the balance of the Term. The failure of Landlord to re-let the Premises shall not release or affect Tenant's liability for damages but Landlord agrees to make normal efforts to re-let the Premises.

    Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided herein or by law or equity, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Base Rent additional rent due to the Landlord or of any actual compensatory damages accruing to Landlord by reason of this violation of any of the terms, provisions, and covenants of this Lease. Landlord shall in no event be entitled to consequential or punitive damages. No act or thing done by Landlord or its agents during the Lease term shall be deemed a termination of this Lease, or an acceptance of the surrender of the demised premises, and no agreement to terminate this Lease or accept a surrender of the demised premises shall be valid unless it is in writing signed by Landlord. Further, as set forth above, any termination by Landlord because of any Tenant default shall not release Tenant from its rental obligations as damages to Landlord, together with Landlord's reasonably incurred attorneys fees and costs in any summary process action and in any other action by Landlord in pursuit of recovery of rent or damages from Tenant until full and complete recovery has been received by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions, and covenants of this Lease shall constitute a waiver of any such future violations. Landlord's acceptance of the payment of rent or other payments hereunder after the occurrence of an Event of Default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce one or more of Landlord's remedies upon an Event of Default shall not constitute a waiver of such default or of Landlord's right to enforce any subsequent default.

    13.  LANDLORD'S RIGHT TO CURE DEFAULTS

    13.01 If Tenant shall default in the observance or performance of any term or covenant on Tenant's part to be observed or performed under or by virtue of any of the terms or provisions in any article of this Lease beyond the cure period set forth in Article 12, then, unless otherwise provided elsewhere herein, Landlord may at its sole option at any time thereafter on at least five
(5) business days notice, except in an emergency, without waiving Tenant's default hereunder, perform or cause to be performed the obligation of Tenant thereunder or provide or cause to be provided such maintenance and repair, all at Tenant's sole cost and expense, and if Landlord, in connection therewith or in connection with any default by Tenant, makes any expenditures or incurs any obligations for the payment of money, including but not limited to attorney's fees, in instituting, prosecuting or defending any actions or proceedings, such sums so paid or obligations incurred with interest and costs shall at option of Landlord be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within ten (10) days of rendition of any bill or statement to Tenant therefor and if this Lease shall have expired or terminated at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages.

    14.  SUBORDINATION AND ATTORNMENT

    14.01 Subject to the provisions of Paragraph 14.02 below, this Lease and all rights of Tenant under this Lease shall be subject and subordinate at all times to the lien of any mortgage made a lien on the demised premises in connection with the purchase thereof by Landlord ("Purchase Money Mortgage") or hereafter a lien upon the demised premises and to all amendments, extensions, renewals, consolidations, and replacements thereof, subject to Tenant's receipt of a non-disturbance agreement as set forth in Paragraph 14.02. Although no instrument or act on the part of the Tenant shall be necessary to effectuate such subordination, the Tenant will, nevertheless, execute and deliver such further instruments subordinating this Lease to the lien of any such mortgage within ten (10) business days from Landlord's request therefor. Tenant shall attorn to such mortgagee in the event mortgagee shall succeed to the interest of Landlord by reason of a foreclosure or delivery of a deed in lieu of foreclosure or otherwise.

    14.02 Tenant, in connection with Landlord's obtaining the Purchase Money Mortgage or any mortgage to become a lien on the demised premises hereafter, agrees to enter into an agreement in recordable form with any such mortgagee, which agreement Tenant agrees to execute, within seven (7) business days after receipt thereof, which shall provide, in substance:

    (A) That this Lease is subject and subordinate to any such mortgage and to all amendments, extensions, renewals, consolidations and replacements thereof.

    (B) That so long as Tenant shall not be in default, subject to the giving of notice if required and the expiration of the applicable grace period, if any, of its obligations under this Lease:

        (i) Such mortgagee shall recognize this Lease and the rights of Tenant hereunder and shall not disaffirm this Lease even if mortgagee shall foreclose the mortgage or the demised premises shall be sold pursuant to a foreclosure sale or shall take a deed in lieu of such foreclosure sale;

        (ii) Tenant shall be entitled to use and occupy the demised premises in accordance with the provisions of this Lease and no provisions of such mortgage shall supersede or make void the provisions of this Lease including the provisions as to the applicability of insurance proceeds in the event of a casualty; and

        (iii) Tenant's possession of the demised premises shall not be disturbed by any such mortgagee, its successors or assigns.

    (C) That this Lease shall not be terminable by Tenant by reason of foreclosure under any fee mortgage by legal proceedings, or otherwise, and in the event that by reason of default on the part of Landlord therein, a mortgagee shall enter into and become possessed of the Property and/or the entire demised premises either through possession or foreclosure proceedings, then Tenant shall hereby be deemed to, without further instruments of attornment in such case, attorn to such mortgagee and shall recognize such mortgagee as its Landlord, and Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the demised premises in the event the Landlord's interest in the Lease is terminated. Although no instrument or act on the part of Tenant shall be necessary to effectuate such subordination, Tenant agrees to execute, upon the request of such mortgagee, an agreement of subordination non-disturbance and attornment in form reasonably satisfactory to Tenant and such mortgagee.

    14.03 The above subordination with respect to any Purchase Money Mortgage or any future fee mortgages (including renewals, modifications, replacements and extensions thereof) shall not be operative unless Tenant receives an executed and delivered subordination, non-disturbance and attornment agreement as set forth in paragraph 14.02 from said mortgagees.


    15.  QUIET ENJOYMENT

    15.01 Landlord warrants that it has full right and power to execute and perform this Lease and to grant the estate demised herein and that Tenant, on payment of the Rent and performing the covenants herein contained, shall peaceably and quietly have, hold and enjoy the demised premises during the full Term of this Lease without molestation by Landlord, subject to the provisions of this Lease.

    16.  ESTOPPEL CERTIFICATE

    16.01 Landlord and/or Tenant shall at any time and from time to time upon not less than fifteen (15) days' prior written notice from either Landlord or Tenant, as the case may be, execute, acknowledge and deliver to the other a statement, in writing, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), and the dates to which the Rent and other charges are paid in advance, if any; (ii) the date to which the Rent and other sums payable under this Lease have been paid and (iii) acknowledging that there are not, to Landlord's or Tenant's, as the case may be, knowledge, any uncured defaults on the part of Landlord or Tenant, as the case may be, hereunder, or specifying such defaults if any are claimed. With respect to the requirements of Landlord, any such statement may be relied upon by any beneficiary or prospective purchaser of all or any portion of the real property of which the demised premises are a part or any potential or existing mortgagee; and with respect to the requirements of Tenant, any such statement may be relied upon by any successor in interest of Tenant.




    17.  ALTERATIONS, ADDITIONS AND IMPROVEMENTS

    17.01 Tenant shall not make any structural alterations, structural additions or structural improvements to the demised premises, ("Tenant's Changes") without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed. Tenant shall be entitled to install, and remove, if replaced, and replace all interior lighting, heating, ventilating and air conditioning equipment, fixtures, furniture, furnishings and interior partitions and trade fixtures without Landlord's consent. All replacements shall be of substantially the same quality as the improvements replaced. Prior to the commencement of any such alteration, addition, or improvement, which (i) costs over $100,000 (in 2004 dollars) or (ii) affects Building-wide plumbing, electrical or heating, ventilation or air conditioning systems or structural portions of or the exterior of the Building, Tenant shall submit the plans and specifications to the Landlord for approval which shall not be unreasonably withheld or delayed and shall have procured all required governmental authorizations. Any alteration, addition, or improvement shall comply with the applicable codes of all governmental authorities having jurisdiction. All such alterations, additions or improvements which are built into the Building shall immediately become the property of Landlord and shall remain at the demised premises at the termination of the Lease. Notwithstanding the foregoing, except as hereinafter set forth in this paragraph 17.01, all counters, screens, railings, movable partitions, lighting fixtures, special cabinet work and similar personal property, electronic screens and equipment and trade fixtures installed in the demised premises by or for the account of Tenant, and which can be removed without permanent structural damage to the demised premises, and all furniture, furnishings and other articles of personal property owned by Tenant and located in the demised premises now or at any time during the Lease (all of which are herein called "Tenant's Property") shall be and remain the property of Tenant and may be removed or replaced by it during or upon the expiration or earlier termination of this Lease. Any partitions or dividers currently owned by Tenant which Tenant elects to remain in space sublet to third parties with the consent of such subtenants, then, at the expiration of this Lease, at the option of Landlord, the partitions or dividers shall become the property of Landlord and shall remain at the Property.

    18.  PARTIAL INVALIDITY

    18.01 If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    19.  NOTICES

    19.01 Anything herein to the contrary notwithstanding, any notice, consent, approval, communication or document required or permitted to be delivered hereunder may be delivered in person and receipted or shall be deemed to be delivered when received by facsimile, telegraph, cable, telecopier or United States mail, postage prepaid, registered or certified mail, return receipt requested, or by express courier service addressed to the parties at the addresses indicated below, or at such other addresses as may have theretofore been specified by written notice delivered in accordance herewith.

If to Landlord:                         If to Tenant:
c/o John Schorsch
at the address set forth above          Trans-Lux Corporation
at:                                     at the address set forth above
                                        Attn: Thomas Brandt,
                                        Ex. V.P. and Co-CEO with a
copy to:                                copy to:
Arthur Miller, Esq.                     Howard S. Modlin, Esq.
Tierney, Zullo,                         Weisman Celler Spett & Modlin, P.C.
Flaherty & Murphy, PC                   445 Park Avenue
134 East Avenue                         New York, NY 10022
Norwalk, Ct. 06852


    20.  END OF TERM, SURRENDER OF POSSESSION

    20.01 Upon the expiration or other termination of the term of this Lease, Tenant shall quit and surrender to Landlord the demised premises (to the extent the same is not to continue as demised premises pursuant to the Three Year Lease executed between Landlord and Tenant simultaneously herewith), in the same order and condition as on the Commencement Date, permitted Tenant Changes, ordinary wear and tear, casualty damage and damage which Tenant is not required to repair as provided elsewhere in this Lease excepted, and Tenant shall remove all of Tenant's Property from the demised premises but not any permanent structure or outdoor lighting and Landlord and Tenant shall adjust the Operating Costs thereof as of the day of such expiration or termination or the date Tenant actually removes from the demised premises, whichever is later. Tenant's obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease. If the last day of the term of this Lease falls on Sunday, this Lease shall expire at noon on the following Monday unless it be a legal holiday in which case it shall expire at noon on the following Tuesday. In the event Tenant holds over after the end of the term, Landlord shall be entitled to seek possession of the demised premises and of the holdover rent as set forth below in Article 21.

    21.  HOLDING OVER

    21.01 Tenant shall, at the expiration or termination of this Lease, yield immediate possession to Landlord. Should Tenant remain in possession of the demised premises after the expiration of this Lease, Tenant shall be subject to all of the terms, conditions, and obligations hereof except that Tenant shall pay Landlord as use and occupancy for the period of the holdover, an amount equal to twice the monthly Base Rent plus Real Estate taxes, Operating Costs and Additional Rent in effect on the Lease termination date, computed on a daily basis for each day of the holdover period. In addition thereto, Tenant shall be responsible for any proximate compensatory damages, including reasonable attorney's fees, Landlord may incur as the result of Landlord's inability to lease the Property or to deliver possession of all or part of the Property to any tenants or prospective tenants. Under no circumstances shall Tenant be liable for any other consequential or for punitive damages in case of a holdover. No holding over by Tenant shall operate to extend this Lease except as otherwise expressly provided herein or in a written amendment to this Lease. This paragraph shall not be construed as Landlord's consent for Tenant to hold over.

    22.  ENVIRONMENTAL MATTERS

    22.01 Tenant will comply with any and all federal, state and local rules, laws, statutes, ordinances and orders regulating the environment which affect the use and occupancy of the demised premises. Furthermore, Tenant agrees that it shall not cause and shall not allow its employees, agents or contractors to cause any action or practice (by negligent act or omission) that would violate any Environmental Laws (as defined herein). No Hazardous Substance shall be stored and/or used on the demised premises except in strict compliance with such laws. "Environmental Law" means the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and all similar provisions of Chapter 229a) of the Connecticut General Statures, all as amended, and all rules and regulations governing Hazardous Substances as defined hereinafter or by any Federal, State, Local laws, rules or regulations. "Hazardous Substance" means any materials or substances defined as or included in the definition of "Hazardous Substances", "Hazardous Materials", "Hazardous Wastes", "Toxic Substances", or "Toxic Pollutants" under any applicable federal or state law regulating the Environment, including any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or which contains polychlorinated biphenyls (PCBs), gasoline, diesel fuel, other petroleum hydrocarbons, or asbestos.

    22.02 Tenant covenants and agrees that it is liable for and shall at all times indemnify, hold harmless and defend the Landlord, its employees, officers, members, shareholders, successors and assigns from and against any and all liabilities, loss, damage, cost, expense (including, but not limited to reasonable attorneys' fees and expenses and any other professional fees and expenses), cause of action, suit, claim, demand or judgment of any nature pertaining to, arising from or related to any environmental condition of the demised premises brought about by Tenant which violates Environmental Law including, without limitation, any Environmental Law relating to any Hazardous Substances which are placed or located on, in or under the demised premises during the term of this Lease by Tenant, its agents, employees, subtenants, invitees or licensees, including any action, suit, claim, demand or judgment (whether instituted during the Lease term or afterward) relating to any environmental matters which are caused by the Tenant or any of its agents, employees, subtenants, invitees or licensees. The indemnity set forth herein shall survive the satisfaction of the obligations of the Tenant under this Lease and shall remain in full force and effect at all times in the future until the demised premises or any portion thereof is occupied by another tenant. Upon Landlord's request, Tenant shall execute such further instruments and deliver such further documents as are necessary to confirm and enforce the indemnification provided for herein.

    23.  NON-LIABILITY AND INDEMNIFICATION

    23.01 Neither Landlord, nor any agent or employee of Landlord, shall be liable to Tenant, its employees, agents, contractors, invitees, guests, subtenants, licensees, or anyone else in possession of the demised premises under or through Tenant, and Tenant shall indemnify, hold harmless and defend Landlord, its employees, officers, members, shareholders, successors and assigns, from and against any and all liabilities, loss, damage, cost, expense (including, but not limited to reasonable attorney's fees and expenses and any other professional fees and expenses), cause of action, suit, claim, demand or judgment of any nature pertaining to, arising from or related to injury or damage to Tenant or to any other person or for any damage to, or loss (by theft or otherwise) of, any property of Tenant and/or of any other person, irrespective of the cause of such injury, damage or loss except to the extent said injury, damage or loss is caused by the negligence or willful misconduct of the Landlord, its agents or employees.

    23.02 Tenant shall defend, indemnify and save harmless Landlord and its agents, employees, officers, members, shareholders, successors and assigns from and against all loss, liabilities, obligations, damages, penalties, claims, costs, charges, damages and expenses of any kind whatsoever (including, without limitation, reasonable architects' and attorneys' fees) which may be imposed upon or incurred by or asserted against Landlord and/or its agents (except to the extent arising from the negligence or willful misconduct of Landlord its agents or employees) by third parties which are invitees, licensed agents or contractors of Tenant by reason of any of the following: (a) any work or thing done in or about the demised premises during the Lease Term by or at the insistence of Tenant, its agents, contractors, subcontractors, servants, employees, licensees, guests, subtenants, or invitees; (b) any negligence or otherwise wrongful act or omission on the part of Tenant or any of its agents, contractors, subcontractors, servants, employees, subtenants, licensees or invitees while in their capacity as such; (c) any accident, injury or damage to any person or property occurring in, on or about the demised premises or any part thereof during the Lease Term; (d) violation by Tenant of any laws or regulations during the Lease Term; (e) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with; and (f) the operation of the demised premises during the Term of the Lease or the use, occupation or alteration of same. In case any action or proceeding is brought against Landlord by such a third party by reason of any such claim, Tenant upon written notice from Landlord shall at Tenant's expense resist or defend such action or proceeding by counsel approved by Landlord in writing, which approval Landlord shall not unreasonably withhold or delay.
Prior to delivering the demised premises to Landlord at the end of the Lease, any and all claims, actions or causes of actions by any occupants or subtenants thereof shall have been settled or shall otherwise be assumed by Tenant. This provision shall survive the termination of the Lease for one year after Tenant surrenders possession of the Building.


    24.  BROKERAGE

         Landlord and Tenant represent and warrant to each other that no broker was instrumental or had any part in procuring this Lease and each party shall indemnify and hold the other harmless against the claim of any part for compensation for or in connection with the procurement of this Lease.

    25.  MISCELLANEOUS

    25.01 This Lease contains all the agreements made between the parties and may not be modified other than by an agreement in writing signed by each of the parties or its respective successor in interest.

    25.02 The conditions of this Lease, except as otherwise provided in this Lease, shall inure to the benefit or and be binding upon the parties and their respective heirs, executors, administrators, successors and assigns.

    25.03 A waiver by one party hereto of any breach by the other party of the terms, covenants, conditions and agreements under this Lease shall be limited to the particular instance and shall not operate or be deemed as a waiver of any future breaches of said terms, covenants, conditions and agreements of this Lease; and the failure of any party to enforce any such terms, etc., shall not be deemed to void or affect the right of said party to enforce the same on the occasion of subsequent breach or default.

    25.04 This Lease shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of Connecticut.

    25.05 If, at any time, the terms of this Lease require the approval by the Landlord for any act by the Tenant, such approval must be in writing.

    25.06 Nothing contained in this Lease shall be construed to create a partnership or joint venture of or between Landlord and Tenant, or create any other relationship between those parties other than that of Landlord and Tenant.

    25.07 Neither Landlord nor any agent or employee of Landlord has made any representations or promises with respect to the demised premises except as herein expressly set forth, and no rights, privileges, easements, or licenses are acquired by Tenant except as herein set forth. Any personalty and appliances at the demised premises are provided in their present As-Is condition. Landlord shall have no responsibility nor liability for repair or replacement of any of such personalty and appliances except as specifically provided in this Lease, nor for any damages to persons or property arising out of or in relation to their use. Tenant shall be responsible for the condition, repair, and replacement of all such items to the extent provided in this Lease.

    25.08 The captions inserted in this Lease are for convenience only and in no way define, limit, or otherwise describe the scope or intent of any provision hereof.

    25.09 If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws in effect during the term of this Lease, it is the intention of the parties that the remainder of this Lease shall not be affected thereby.

    25.10 The obligation of either party to perform all or any of the covenants and agreements hereunder on its part to be performed shall in no way be affected, impaired or excused because the other is unable to fulfill any of its obligations under this Lease. The obligations of Landlord and Tenant hereunder are independent of any such obligations of the other.

    25.11 Landlord or any agents and employees of Landlord, shall have the right to enter and inspect the demised premises at any reasonable time and on reasonable notice accompanied by a representative of Tenant, for the purpose of ascertaining the condition of the demised premises.

    25.12 Tenant and Landlord each hereby represents to the other that there was no broker that brought the demised premises to its attention and that no broker is entitled to any commission with respect to this lease. Tenant and Landlord each hereby agrees to indemnify and hold the other harmless from any broker claims to any commission or other compensation relating to or arising out of this lease by reason of having dealt with the indemnifying party.

    25.13 neither this lease nor any notice of this Lease shall be recorded on the Norwalk Land Records by either party hereto unless the holder of any first mortgage on the Property requires otherwise. Tenant shall promptly execute any such notice drafted in compliance with Connecticut law.

    26.  WAIVER OF JURY TRIAL

    26.01 Tenant and Landlord waive all right to trial by jury in any claim, action, proceeding or counterclaim by either Landlord or Tenant against each other on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and/or Tenant's use or occupancy of the demised premises except for personal injury actions brought by third parties.

    27.  SECURITY DEPOSIT

    27.01 Simultaneously with the execution of this Lease, Tenant shall deliver to Landlord as security for the full and faithful performance by Tenant of all of the terms and conditions of this Lease upon Tenant's part to be performed hereunder either, at Tenant's election, (a) the sum of $100,000 (Cash Security Deposit) or (b) an irrevocable and unconditional letter of credit (such letter of credit and any replacement thereof as provided herein is called a "Letter of Credit").

    27.02 The Cash Security Deposit shall be deposited by Landlord in an interest bearing account with a financial institution and Landlord shall deliver interest annually to Tenant. Said sum, with interest, shall be returned to the Tenant within thirty (30) days after the time fixed as the expiration of the term herein, provided the Tenant has fully and faithfully carried out all of the terms, covenants and conditions on the Tenant's part to be performed and has notified Landlord in writing of Tenant's new address. In the event all or any portion of the Cash Security Deposit is applied by Landlord during the term of this Lease to satisfy an obligation as to which Tenant is in default, Tenant shall immediately upon written notice restore and replace any such sum. In the event of a bona fide sale, subject to this Lease, the Landlord shall have the right to transfer the security to the vendee for the benefit of the Tenant and the Landlord shall be considered released by the Tenant from all liability for the return of such security; and the Tenant agrees to look to the new Landlord solely for the return of the said security, and it is agreed that this shall apply to every transfer or assignment made of the security to a new Landlord.

    27.03 (a) The Letter of Credit shall be issued and drawn upon any commercial bank approved by Landlord with offices for banking purposes in the State of Connecticut ("Issuing Bank"), which Letter of Credit shall have a term of not less than one year, be in form and content reasonably satisfactory to Landlord, be for the account of Landlord and be in the initial amount of $100,000. The Letter of Credit shall provide that:

    (1) The Issuing Bank shall pay to Landlord an amount up to the face amount of the Letter of Credit upon presentation of the Letter of Credit and a sight draft in the amount to be drawn with a statement that: This drawing is made pursuant to the applicable provisions of the Lease dated as of June 3, 2004, as the same may have been amended from time to time, between Joan Schorsch, as Landlord, and Trans-Lux Corporation, as Tenant" by reason of the existence of an Event of Default thereunder;

    (2) The Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each during the Term, unless the Issuing Bank sends written notice (the "Non Renewal Notice") to Sublessor by certified or registered mail, return receipt requested, at least forty five (45) days prior to the expiration date of the Letter of Credit, to the effect that it elects not to have such Letter of Credit renewed; and

    (3) The Letter of Credit shall be transferable by Landlord.

    (b) Landlord, after receipt of the Non Renewal Notice, shall have the right to draw the entire amount of the Letter of Credit and to hold the proceeds as a Cash Security Deposit pursuant to the terms of this Section, provided that Tenant shall have failed to deliver to Landlord a replacement Letter of Credit meeting all of the requirements of this Section within ten (10) business days after the date of the Non Renewal Notice. Sublessor shall release such proceeds to Sublessee upon delivery to Sublessor of a replacement Letter of Credit complying with the terms hereof.

    28.  NO DIMINUTION OF RENT

    28.01 No diminution or abatement of Rent or Additional Rent or other compensation, shall be claimed or allowed for inconvenience or discomfort arising from the making of repairs or improvements to the Building by Landlord or Landlord's employees or independent contractors; provided, however, that (except in the case of emergencies) Landlord shall use its reasonable efforts to perform such work in a manner that does not unreasonably interfere with the normal conduct of Tenant's business and use of the parking area. In the event such work performed by or in behalf of Landlord shall unreasonably interfere with the normal conduct of Tenant's business, Tenant shall be entitled to a proportionate abatement of Rent.

    29.  LANDLORD'S LIABILITY.

    29.01 Tenant further understands and agrees that there shall be absolutely no personal liability on the part of the persons or entities comprising the Landlord with respect to the terms, covenants and conditions of the Lease and Tenant shall look solely to the equity of the Landlord or any successor in interest to the Landlord in the fee or leasehold estate of the Landlord in the Building and Property, as the case may be, for the collection of a judgment, award or other legal process requiring the payment of money by Landlord in the event of any breach by the Landlord or by any successor in interest to the Landlord of any of the terms, covenants and conditions of this Lease to be performed by the Landlord. Such exculpation of personal liability of Landlord is absolute and without any exception whatsoever, and Tenant waives any right to look to the assets of Landlord (other than the Building and Property) for satisfaction of any such liability. The foregoing limitation on Landlord's liability shall not prevent Tenant after a judgment has been obtained and recorded against the Property and notice of such recording being given to Landlord from deducting the amount of such judgment from the Base Rent until the judgment is satisfied.

    30.  INABILITY TO PERFORM.

    30.01 This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no ways be affected, impaired or excused because Landlord is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make, or is delayed in making any repair, if Landlord is prevented or delayed from so doing by reason of strike or labor troubles or any cause whatsoever beyond Landlord's control including, but not limited to, government preemption in connection with a national emergency or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.


    31.  NO DIMINUTION OF RENT.

    31.01 No diminution or abatement of rent or additional Rent or other compensation, shall be claimed or allowed for inconvenience or discomfort arising from the making of repairs or improvements to the Building by Landlord or Landlord's employees or independent contractors; provided, however, that (except in the case of emergencies) Landlord shall use its reasonable efforts to perform such work in a manner that does no unreasonably interfere with the normal conduct of Tenant's business. With respect to the various "services", if any, herein expressly or impliedly agreed to be furnished by Landlord to Tenant, under this Lease, Tenant shall not be entitled to receive any diminution or abatement of Rent, including Additional Rent, or any other compensation, for interruption or curtailment of such service by reason of any alterations or repairs desirable or necessary to be made, or for any other reason (other than negligence or willful misconduct of Landlord or Landlord's agent, employees or invitees). No such reasonable interruption or curtailment of any such "service" shall be deemed a constructive eviction. If there is unreasonable interference, Tenant shall be entitled to a proportional abatement of Rent.

    32.  LATE PAYMENT.

    32.01 In addition to any other remedies, Landlord may have under this Lease, Tenant shall pay to Landlord interest at the rate of 9% per annum from the due date on any Base Rent or Additional Rent unpaid more than ten days after written notice of payment of the same is due. The obligation to make such payment shall be without prejudice to Landlord's rights under Articles 12 or 13 hereof.

    33.  THREE YEAR LEASE NOTICE.

    33.01 Immediately following the expiration of the Term of this 4 Year Lease, Tenant shall continue in occupancy of a portion of the space designated in this Lease as "Tenants' Area of Use during Lease Years Three and Four" pursuant to a three year lease (the "Three Year Lease") a copy of which was annexed as Exhibit E to the Agreement. The portion of such Area so occupied by Tenant during the Three Year Lease shall not be less than 7,000 useable square feet nor greater than 10,000 useable square feet (which 10,000 square feet is shown approximately on Schedule A annexed to the Three Year Lease). Tenant shall notify Landlord in writing not less than three hundred sixty five (365) days before the expiration of the Term of this Lease of the size and location of the premises to be occupied by Tenant during the Three Year Lease. Tenant shall also submit Tenant's plans and specifications for Landlords' Work to be performed pursuant to Article 4D of said Three Year Lease on or before one hundred twenty (120) days before the expiration of this Lease.



                        [SIGNATURES FOLLOW ON NEXT PAGE]

    IN WITNESS WHEREOF, the parties have hereto set their hands and seals as of the day and year first above written.

                             LANDLORD:

                             110 Richards Avenue, LLC


                             ---------------------------------------------------
                             Witness By:   Joan A. Schorsch Its Managing Member


                            ----------------------------------------
                             Witness


                             TENANT:

                             Trans-Lux Corporation

                             -----------------------------------------------
                             By Witness Thomas Brandt, Ex. Vice President &
                                        Co-CEO

                             -----------------------------------------------
                             Witness




STATE OF CONNECTICUT  )
                      ).ss:
COUNTY OF FAIRFIELD   )



The foregoing instrument as acknowledged before me this 3rd day of June, 2004 by Joan A. Schorsch, as Managing Member of 110 Richards Avenue, LLC.


______________________________________________________________
                          Commissioner of the Superior Court

______________________________________________________________
                                        Notary Public

________________________________
Commission Expires


STATE OF CONNECTICUT  )
                      ).ss:
COUNTY OF FAIRFIELD   )

The foregoing instrument as acknowledged before me this 3rd day of June, 2004 by Thomas Brandt, executive vice president and co-chief executive officer of Trans-Lux Corporation, a Delaware corporation on behalf of the corporation.


______________________________________________________________
                          Commissioner of the Superior Court

______________________________________________________________
                                        Notary Public

________________________________
Commission Expires


                                   EXHIBIT A

                                Demised Premises

    A CERTAIN TRACT of land situated in the City of Norwalk, Connecticut, shown as Lot 2B-2 consisting of Area = 5.34 Acres, plus or minus, on a map entitled, "Revised Map Prepared for Trans-Lux Corporation, Norwalk, Connecticut, Scale 1" = 60' dated June 11, 1982, revised certified `Substantially Correct' as to the prevision of a Class A-2 Survey" by Roger K. Gregory, L.S., Conn. Reg. No. 7025", which map is on the file in the Office of the Town Clerk of the City of Norwalk as Map No. 9224 with the building and other improvements thereon.





                                   EXHIBIT B


                             Permitted Encumbrances


                                   EXHIBIT C

             Tenant's Area of Use during Lease Years Three and Four